Exhibit 99.1

N E O S E  T E C H N O L O G I E S,  I N C.

1 0 2  W i t m e r  R o a d,  H o r s h a m,  P A  1 9 0 4 4      2 1 5 . 3 1 5 - 9 0 0 0      f a x : 2 1 5 . 3 1 5 - 9 1 0 0

e m a i l : i n f o @ n e o s e . c o m w w w . n e o s e . c o m

Neose to Raise Up To $33.85 Million

Horsham, PA, May 18, 2004.  Neose Technologies, Inc. (NasdaqNM: NTEC) announced that it has entered into subscription agreements for the purchase of shares of its common stock in a registered direct offering at the closing bid price of $6.77 per share on May 17, 2004, for aggregate gross proceeds of up to $33.85 million.  The investors include existing shareholders, new shareholders and several executive officers of the company.  J.P. Morgan Securities Inc. and UBS Investment Bank acted as lead placement agent and co-placement agent, respectively, for the transaction.  The closing is expected to occur on May 20, 2004.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.   This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A prospectus and prospectus supplement relating to this transaction may be obtained from J.P. Morgan Securities Inc. at 277 Park Avenue, New York, New York 10172, or directly from the Company.

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose’s core business is to use its novel GlycoAdvance™ and GlycoPEGylation™ technologies to improve proteins for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.

NEOSE TECHNOLOGIES, INC.	Page 2

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
Barbara Krauter
Manager, Investor Relations
(215) 315-9000
E-mail: info@neose.com

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding Neose’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause Neose’s actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.